SECOND AMENDMENT

         This is a Second Amendment to the License Agreement between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL") and Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 ("PALOMAR"), effective August 18, 1995 ("LICENSE AGREEMENT").

         For good and valuable consideration GENERAL and PALOMAR hereby agree to amend the License Agreement by amending certain paragraphs and adding the following new paragraphs to the LICENSE AGREEMENT, effective February 14, 1997 ("THE AMENDMENT EFFECTIVE DATE"):

Add the following "Whereas" clauses after the sixth existing "Whereas" clause:

         WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL, through research conducted by Dr. R. Rox Anderson, has developed inventions pertaining to methods of hair removal using epilation ("Additional Invention"); and

         WHEREAS, GENERAL and PALOMAR have entered into a Research Agreement effective March 1, 1997, attached hereto as Exhibit A-2 ("Epilation Research Agreement"), under which PALOMAR is providing funds and equipment to support research at GENERAL of said invention pertaining to methods of hair removal using epilation; and

         WHEREAS, GENERAL is interested in licensing the Additional Invention to PALOMAR so that PALOMAR can commercially develop, manufacture, use and distribute products and services based on said Additional Invention throughout the world;

IN SECTION 1, "DEFINITIONS", AMEND PARAGRAPH 1.10 TO READ AS FOLLOWS:

         1.10 The term "TECHNOLOGICAL INFORMATION" shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in PATENT RIGHT which is known to Dr. Anderson on the EFFECTIVE DATE and disclosed to Palomar within thirty (30) days of the date on which this Agreement is fully executed. THE TERM SHALL ALSO INCLUDE ANY RESEARCH DATA, DESIGNS, FORMULAS, PROCESS INFORMATION, CLINICAL DATA AND OTHER INFORMATION PERTAINING TO ANY INVENTION CLAIMED IN EPILATION PATENT RIGHT WHICH IS KNOWN TO DR. ANDERSON ON THE AMENDMENT EFFECTIVE DATE AND DISCLOSED TO PALOMAR WITHIN THIRTY (30) DAYS OF THE AMENDMENT EFFECTIVE DATE. This term shall also include information which is disclosed to PALOMAR by GENERAL in accordance with, and during the term of, the Clinical Trial Agreement OR THE EPILATION RESEARCH AGREEMENT and which pertains to any PATENT RIGHT claiming an Invention as defined in EITHER said Agreement.

IN SECTION 1, "DEFINITIONS", ADD THE FOLLOWING NEW PARAGRAPHS:

         1.12 The term "EPILATION PATENT RIGHT" shall mean the U.S. Patent Application Serial Number 08/314,082, filed September 28, 1994, naming Dr. R. Rox Anderson as inventor, and titled "Method of Hair Removal", and the PCT Application Serial Number PCT/US95/12275 filed September 22, 1995, or any division, continuation and any foreign counterparts of the aforementioned patent applications or the equivalent claims of any Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. EPILATION PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent applications.

         1.13 The term "EPILATION PRODUCT" shall mean any article, device or composition, the manufacture, use or sale of which would, absent the licenses granted herein, infringe a VALID CLAIM of an EPILATION PATENT RIGHT, or does not infringe a VALID CLAIM of any EPILATION PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

         1.14 The term "EPILATION SERVICE" shall mean any method or service, the use, performance, or sale of which would, absent the licenses granted herein, infringe a VALID CLAIM of an EPILATION PATENT RIGHT, or does not infringe a VALID CLAIM of any EPILATION PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

         1.15 The term "EPILATION LICENSE FIELD" shall mean hair reduction and/or removal using chromophores which, when excited by laser pulses, destroy hair follicles by mechanisms other than photochemical mechanisms.

IN SECTION 2, "GRANT", ADD THE FOLLOWING NEW PARAGRAPHS:

         2.6 GENERAL hereby grants PALOMAR, subject to the rights of the United States Government, an exclusive, worldwide, royalty-bearing license in the EPILATION LICENSE FIELD to make, have made, use and sell EPILATION PRODUCTS and to perform EPILATION SERVICES. In the event an exclusive license is not available in a country, GENERAL will grant PALOMAR the most exclusive license available in that country.

         2.7 The above licenses to sell EPILATION PRODUCTS include the right to grant to the purchaser of products from PALOMAR, its AFFILIATES, and SUBLICENSEES the right to resell and to use such purchased EPILATION PRODUCTS in a method coming within the scope of the corresponding PATENT RIGHT.

         2.8 The granting of any license hereunder is subject to GENERAL's and GENERAL's AFFILIATES' right to make and to use the subject matter described and claimed in EPILATION

PATENT RIGHT for research and clinical purposes but, for those PATENT RIGHTS exclusively licensed, for no other purpose.

IN SECTION 3, "DUE DILIGENCE", ADD THE FOLLOWING NEW PARAGRAPH:

         3.3 PALOMAR shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable efforts to develop and make commercially available EPILATION PRODUCTS or EPILATION SERVICES for commercial sales and distribution throughout the world in the EPILATION LICENSE FIELD. Such efforts shall consist of:

         (a) Entering into the Epilation Research Agreement with General attached hereto as Exhibit A-2 and providing the funding specified in said Agreement;

         (b) Within six (6) months of the conclusion of the research governed by said Agreement, but in no case greater than three (3) years from the AMENDMENT EFFECTIVE DATE hereof, PALOMAR and GENERAL shall establish (i) additional objective milestones for the development of EPILATION PRODUCTS or EPILATION SERVICES, and (ii) a schedule of the dates by which PALOMAR shall achieve such milestones.

         Failure to achieve one or more of the above objectives or the objectives selected in accordance with (b) above within the agreed upon time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon thirty (30) days notice any exclusive license to EPILATION PATENT RIGHTS granted hereunder or convert any exclusive license to EPILATION PATENT RIGHTS to a non-exclusive license. If the parties do not agree on any such milestones, or if PALOMAR decides not to develop EPILATION PRODUCTS or EPILATION SERVICES, PALOMAR's license to EPILATION PATENT RIGHTS shall be terminated. Notwithstanding the foregoing, provided that PALOMAR is in compliance with the due diligence milestones in paragraph 3.1 of the License Agreement, and has complied with milestone (a) in this paragraph 3.3, GENERAL shall only be entitled to terminate PALOMAR's license to EPILATION PATENT RIGHTS on account of PALOMAR's breach of this Agreement, including but not limited to any failure by PALOMAR to make the annual minimum royalty payments specified in paragraph 5.12(a) herein.

IN SECTION 4: "FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT", ADD THE FOLLOWING NEW PARAGRAPHS:

         4.3 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in EPILATION PATENT RIGHTS, and shall keep PALOMAR informed of the prosecution of such patents and applications in accordance with Paragraph 4.2 of the LICENSE AGREEMENT.

         4.4 PALOMAR shall reimburse GENERAL for one-half of its Costs for the prosecution and maintenance of EPILATION PATENT RIGHTS incurred prior to and subsequent to the AMENDMENT EFFECTIVE DATE, provided that, if GENERAL grants license rights in EPILATION PATENT RIGHTS to DUSA Pharmaceuticals, Inc. and any other entity, PALOMAR shall pay the same fraction of Costs as said other licensees, which in no event will exceed one-third.

IN SECTION 5, "ROYALTIES", ADD THE FOLLOWING NEW PARAGRAPHS:

         5.9 PALOMAR shall pay a license fee of ten thousand ($10,000) dollars within thirty (30) days of execution of this Amendment, which is attributable to EPILATION PATENT RIGHTS. No portion of said license fee shall be creditable against future royalties.

         5.10 For sales of any PRODUCT or SERVICE as defined in the LICENSE AGREEMENT that is, or incorporates, an EPILATION PRODUCT or an EPILATION SERVICE, the royalties shall be determined as follows:

         (a) For sales governed by Paragraph 5.1(b)(i) of the LICENSE AGREEMENT, the royalty specified therein shall be increased by one-half (0.5%) percent, except those sales governed by Paragraph 5.1(b)(i)(B)(III), for which the royalty specified therein shall be increased by one-quarter (0.25%) percent, in addition to any increase in accordance with Paragraph 5.10(a) hereunder.

         (b) For sales governed by Paragraphs 5.1(b)(ii) or 5.1(b)(iii) of the LICENSE AGREEMENT, the parties will negotiate a commercially reasonable royalty as specified in the LICENSE AGREEMENT, provided that the maximum value specified for said commercially reasonable royalty rate shall be increased by one-half (0.5%) percent, except those sales governed by Paragraph 5.1(b)(iii)(C), for which the maximum value specified for the royalty specified therein shall be increased by one-quarter (0.25%) percent, either of which increase shall be in addition to any increase in accordance with Paragraph 5.10(b) hereunder.

         5.11 For sales of any EPILATION PRODUCT or EPILATION SERVICE within the LICENSE FIELD specified in Paragraph 1.3 of the LICENSE AGREEMENT that is not a PRODUCT or SERVICE, as the case may be, under the LICENSE AGREEMENT, the applicable royalty shall be that specified in paragraph 5.1(b) of the LICENSE AGREEMENT which would have been the case if the EPILATION PRODUCT or EPILATION SERVICE, were a PRODUCT or a SERVICE, as the case may be.

         5.12 The annual minimum royalties specified in Paragraph 5.1(b)(iii)(D) of the LICENSE AGREEMENT shall be calculated based on the royalty rates selected for PRODUCTS and SERVICES in accordance with paragraphs 5.1(b)(ii) and 5.1(b)(iii) of the LICENSE AGREEMENT and paragraph 5.10 of this Amendment. In addition, PALOMAR shall pay the following annual minimum royalties.

         (a) In consideration for the licenses to EPILATION PATENT RIGHTS granted herein, twenty thousand ($20,000) dollars per AGREEMENT YEAR, beginning with the AGREEMENT YEAR next following the completion of PALOMAR-funded clinical trials at GENERAL, until the last AGREEMENT YEAR in which PALOMAR holds an exclusive license in the EPILATION LICENSE FIELD to EPILATION PATENT RIGHTS hereunder.

IN SECTION 5, "ROYALTIES", AMEND PARAGRAPH 5.4 TO READ AS FOLLOWS:

         5.4 In addition to the royalties provided for above, PALOMAR shall pay GENERAL ten percent (10%) of any and all income, other than a royalty or other payment made pursuant to paragraphS 5.1, 5.10 OR 5.11 of the LICENSE AGREEMENT, including, by way of example, license issue fees and milestone payments received by PALOMAR from its AFFILIATES and SUBLICENSEES, in consideration for the sublicensing of any right or license granted to PALOMAR under this Amendment.

IN SECTION 7, "INFRINGEMENT", ADD THE FOLLOWING NEW PARAGRAPH:

         7.5 The provisions of this Section 7 shall apply only to any PATENT RIGHTS exclusively or co-exclusively licensed to PALOMAR in the country in which the alleged infringement is taking place.

Agreed to:

PALOMAR                                     THE GENERAL HOSPITAL CORPORATION

BY  /s/ Michael H. Smotrich                 BY  /s/ Nikki J. Zapol
TITLE   President                           TITLE   Managing Director
                                                    Office of Technology Affairs

DATE  February 14, 1997                     DATE  February 18, 1997

                                                                     EXHIBIT A-2

                               RESEARCH AGREEMENT

         This Agreement is made as of the 1st day of March, 1997 ("Effective Date"), between Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 ("PALOMAR"), (hereinafter called "PALOMAR"), and The General Hospital Corporation, a not-for-profit Massachusetts corporation doing business as Massachusetts General Hospital, Fruit Street, Boston, Massachusetts 02114 (hereinafter called "GENERAL").

         WHEREAS, in an Amendment to the License Agreement between GENERAL and PALOMAR effective August 18, 1995, effective on February 14, 1997 and executed on even date herewith ("the AMENDED LICENSE AGREEMENT"), GENERAL has granted PALOMAR an exclusive license within the EPILATION LICENSE FIELD (as hereinafter defined) to certain patent rights relating to hair removal; and

         WHEREAS PALOMAR desires GENERAL to perform research and evaluation in the field of hair removal relating to said patent rights, herein described upon the terms provided.

         NOW THEREFORE, the parties hereto agree as follows:

         1. The research project described in Appendix A and funded by PALOMAR ("Project") shall be performed by Dr. R. Rox Anderson (the "Principal Investigator") and other GENERAL personnel working under the direction of the Principal Investigator ("Investigators"). At the conclusion of the Project, a report disclosing the results of the research shall be provided to PALOMAR, which shall have the right to use such results to the extent such use does not infringe any GENERAL patent not expressly licensed to PALOMAR herein.

         2. This agreement shall remain in effect for a term of two years from the Effective Date, provided however that, prior to the commencement of the human study that is the subject of "Aim 4" in Appendix A, the parties will execute a clinical trial agreement substantially equivalent to the agreement included in Exhibit A of the AMENDED LICENSE AGREEMENT, and the terms of said clinical trial agreement shall govern said human study.

         3. PALOMAR agrees to provide GENERAL with a grant of two hundred three thousand seven hundred fifty seven dollars ($203,757) which includes the full direct costs of the Project and the full indirect costs attendant thereto, as shown in the Budget attached hereto as Appendix B. The foregoing grant shall be paid on the following schedule:

                  $50,090 upon execution of this Agreement;

                  $50,000 on or before September 1, 1997;

                  $ 51,833.50 on or before March 1, 1998; and

                  $ 51,833.50 on or before September 1, 1998.

Payment shall be made to "The General Hospital Corporation" and shall be sent to:

         Vice President for Patents, Licensing and Industry Agreements Office of Technology Affairs
         Massachusetts General Hospital
         Thirteenth Street, Building 149, Suite 1101
         Charlestown, MA  02129

         4. In the event that PALOMAR discloses to any GENERAL personnel any information which relates to the Project that PALOMAR considers confidential, the rights and obligations of the parties with respect to such information shall be governed by the terms and conditions set forth in Appendix C.

         5. The Principal Investigator shall have the right to present or publish the results of the research done at GENERAL and shall provide an early draft of any such presentation or manuscript or abstract for review by PALOMAR prior to its first presentation or submission for publication, at least thirty
(30) days in advance in the case of a presentation or manuscript, and at least seven (7) days in advance in the case of an abstract. At the end of such thirty or seven days, as the case may be, the Principal Investigator shall have the right, in his/her discretion, to make such presentation or to submit such manuscript for publication, provided, however, that upon notice by PALOMAR within said thirty or seven day period that PALOMAR reasonably believes a patent application claiming an Invention (as defined in paragraph) should be filed prior to such publication, such submission for publication shall be delayed until any patent application or applications have been filed by GENERAL, pursuant to paragraph 6.

         6. The Principal Investigator and any other Investigator who shall conceive and reduce to practice an invention, solely or jointly, in the performance of Project (hereinafter referred to as "Invention") shall promptly report such Invention to GENERAL and shall assign all of his or her rights, title and interest in the Invention to GENERAL. GENERAL shall promptly advise PALOMAR in writing of each Invention disclosed to GENERAL and shall discuss with PALOMAR whether a patent application or applications (Hereinafter referred to, together with any patents issued thereon, as "Patent Rights") pertaining to such Invention should be filed and in which countries. In the event of joint inventorship between PALOMAR personnel and GENERAL Investigators, PALOMAR personnel shall assign all of their rights, title and interest in the Invention to PALOMAR, and GENERAL Investigators shall assign all of their rights, title and interest in the Invention to GENERAL, and the Invention will be deemed to be jointly owned. If both parties mutually agree that Patent Rights should be filed, applications assigned solely to GENERAL shall be filed by GENERAL, and applications owned jointly by GENERAL and PALOMAR shall be filed as mutually agreed upon by the parties. In the event PALOMAR is not interested in having Patent Rights filed with respect to a particular Invention, PALOMAR shall advise GENERAL of such fact within ninety (90) days from the date on which the Invention was disclosed to PALOMAR by GENERAL and GENERAL shall be free to file and prosecute Patent Rights on such Invention at its own expense and to license such Patent Rights to any other party.

         All information given to PALOMAR by GENERAL in accordance with this paragraph 6 will be held in confidence by PALOMAR so long as such information remains unpublished or publicly undisclosed by GENERAL.

         All patent costs pertaining to any Patent Rights filed by mutual agreement of PALOMAR and GENERAL, including preparation, filing, prosecution, issuance and maintenance costs, shall be borne by PALOMAR as follows. For any Patent Right, the scope of which is no broader than the EPILATION LICENSE FIELD defined below, PALOMAR shall bear one hundred percent (100%) of patent costs, and for any Patent Right, the scope of which is broader than the EPILATION LICENSE FIELD or which contains embodiments outside the EPILATION LICENSE FIELD, PALOMAR shall bear patent costs as provided in paragraph 4.4 of the AMENDED LICENSE AGREEMENT.

         As to any Patent Rights assigned in whole or in part to GENERAL and filed by mutual agreement of the parties, to the extent not prohibited by the United States Government or prevented by the obligations of GENERAL to any other sponsor of research at GENERAL, PALOMAR shall have for the twelve (12) months next following the filing of such Patent Rights in the United States Patent and Trademark Office the option to obtain a world-wide, royalty bearing, exclusive license under GENERAL's rights therein with the right to sublicense, in the field of hair reduction and/or removal using chromophores which, when excited by laser pulses, destroy hair follicles by mechanisms other than photochemical mechanisms (the "EPILATION LICENSE FIELD"). In the event that GENERAL is prohibited or prevented as aforesaid from granting an exclusive license within the EPILATION LICENSE FIELD to any Patent Right hereunder, GENERAL will grant to PALOMAR the most exclusive license within the EPILATION LICENSE FIELD that it is able to grant to PALOMAR. It is understood that GENERAL will reserve the right to use any Invention for research, clinical and educational purposes, and that if federal funding supports the Invention, PALOMAR's license will be subject to the royalty-free non-exclusive license granted to the U.S. government by statute (35 USC sec.202(c)(4)).

         This option is to be exercised by written notice to GENERAL during said twelve month period and the negotiation, during the six (6) months next following such notice, of an amendment to the AMENDED LICENSE AGREEMENT granting PALOMAR a license to Patent Rights under the terms thereof, unless the parties otherwise agree in writing. In the absence of such notice by COMPANY and agreement on license terms, GENERAL may grant a license to such Patent Rights to any other party.

         7. GENERAL and PALOMAR shall each be responsible and shall hold the other harmless for any injury to persons or damage to property to the extent that such injury or damage is caused by the negligence or willful misconduct of their employees or staff in carrying out the Project; provided, however, PALOMAR will defend, indemnify and hold harmless GENERAL and its trustees, employees and staff against any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against GENERAL and/or its trustees, employees and staff based on or arising out of the manufacture, use, sale or other distribution of any product by PALOMAR, its affiliates or licensees excepting any such action, suit, claim, demand or prosecution which is based solely on the negligence or willful misconduct of GENERAL and/or its trustees, employees or staff in the use of such product.

         8. Each party agrees that it will not use the name or logo of the other party or of any employee or staff member of the other party in any advertising, promotional material or publicity without the prior written approval of the party or person whose name or logo is to be used.

         9. If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within thirty (30) days after such notice, the notifying party may terminate this Agreement upon written notice.

         10. The obligations of the parties under Paragraphs 5,6,7 and 8 shall survive the termination of this Agreement.

         11. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the choice of law rules of any jurisdiction.

         IN WITNESS WHEREOF, GENERAL and PALOMAR have caused this instrument to be executed.

PALOMAR                             THE GENERAL HOSPITAL CORPORATION

BY:  /s/ Michael H. Smotrich        BY:  /s/ Nikki J. Zapol
TITLE:   President                  TITLE:   Manging Director
                                             Office of Technology Affairs

DATE:  February 14, 1997            DATE:    February 18, 1997

I have read paragraphs 5 and 6 of the foregoing Agreement and agree to comply with the obligations of the Principal Investigator stated therein. In addition, I have read Appendix C and agree to comply with the obligations of GENERAL stated therein.


                                                /s/ R. Rox Anderson
                                               ---------------------------------

                                               DATE: February 14, 1997

                                                                      APPENDIX A

                  Dye-assisted laser injury to hair follicles
                              R. Rox Anderson, MD
                             Christine Dierickx, MD
                             Salvadore Gonzales, MD

The broad goal is to evalute dye-assisted laser hair removal.

Aim 1: (6 months) Screen FDA=-approved aqueous dyes which absorb at 690-800 nm. for the ability to penetrate deeply into hair follicles and/or stain follicular epithelium, in skin IN VITRO.

         a.       3 dyes (ICG;  carbon  suspension;  MB)

         b. effect of vehiccle (range of C1-C4 alcohols; effect of surfactants; DMSO)

         c.       role of epilation

Aim 2: (4 months) Quantify follicular injury with vs. without dye, in skin IN VITRO.

         a.       most promising dye + ruby

         b.       most promising dye(s) + diode

Aim 3:  (2 months)  Write and submit human study for approval of IRB, FDA.

Aim 4: (9 months) Compare laser hair removal with vs. witout dye in a pilot human study.

         a.       one dye and one laser -- depends on findings of aims 1, 2

         b.       open-label   bilateral  comparison  study  in  12  volunteers,
                  backs/thighs

         c.       fluence and dye concentrations depend on findings in aims 1, 2

         d. quantitative hair counts and re-growth (paired comparison in each volunteer)

                                                                      APPENDIX B

INVESTIGATOR:       R.R. Anderson, M.D.

TITLE OF STUDY:     Dye-assisted laser injury to hair follicles

SPONSOR:            Palomar
BUDGET PERIOD:      3/1/97-2/28/99

PERSONNEL


NAME                           % EFFORT         SALARY           FRINGE         YEAR 1    YEAR 2
                                                                 BENEFITS       TOTAL     TOTAL

HMS-APPNT                                                           26.20%
R.R. Anderson, MD                 A.N.       None Requested             0           0         0
Christine Dierickx, MD            A.N.       None Requested             0           0         0
Salvador Gonzalez, MD             80%        $48,000               12,576      60,576    62,999

NON-HMS APPNT                                                       21.90%
Senior Technician                 25%        $9000                  1,971      10,971    11,410
                                   Total Personnel                             71,547    74,409

EQUIPMENT                                                                           0          0

SUPPLIES
Misc. Disposables                                                               1,000      1,000
Misc. Dyes                                                                      1,000      1,000
Film And Film Developing                                                          525        525
Cryostat Baldes                                                                   500        500
Barrier Filters For Dye Detection                                                 400        400
Office Supplies And Screening Time                                                750        750
                                   Total Supplies                               4,175      4,175

TRAVEL                                                                            600        600

PATIENT CARE COSTS
Subject reimbursement (estimate)                                                2,000      2,000

MISCELLANEOUS COSTS
Advertising and telephone expenses                                                250        250
Histology                                                                       1,500      1,500
                                   Total Miscellaneous                          1,750      1,750

TOTAL DIRECT COSTS                                                             80,072     82,934

INDIRECT COSTS (25%)                                                           20,018     20,733

TOTAL COSTS                                                                  $100,090   $103,665
                                                                             ========   ========



                                           /s/  Marcia L. Smith          2/13/97
                                           -------------------------------------
                                           Marcia L. Smith
                                           Director for Proposal and Award Mgmt.

                                                                      APPENDIX C

                         PALOMAR PROPRIETARY INFORMATION

         It is anticipated that in the performance of the Project, the Principal Investigator will be provided with or given access by PALOMAR to certain information which PALOMAR considers proprietary (GENERAL and Principal Investigator are referred to herein each as a "RECIPIENT" and collectively as "RECIPIENTS.") The rights and obligations of the parties with respect to such information are as follows:

1. PROPRIETARY INFORMATION. For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by PALOMAR to RECIPIENTS and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by PALOMAR in writing within ten (10) working days as being confidential.

2. USE AND CARE OF  PROPRIETARY  INFORMATION.  For a period  of three  (3) years after receipt of Proprietary Information, each RECIPIENT agrees to use reasonable efforts, no less than the protection given its, his or her own confidential information, to use Proprietary Information received from PALOMAR and accepted by that RECIPIENT only in accordance with this paragraph 2.

         (a) Each RECIPIENT shall use PALOMAR's Proprietary Information solely for the purposes of carrying out the Project described in the Research Agreement attached hereto. Each RECIPIENT agrees to make Proprietary Information available only to those employees and students of GENERAL who require access to it in the performance of the Research Agreement and to inform them of the confidential nature of such information.

         (b) Except as provided in subparagraph 2(a), each RECIPIENT shall keep all Proprietary Information confidential unless PALOMAR gives specific written consent for release.

         (c) If any RECIPIENT becomes aware of any disclosure not authorized hereunder that RECIPIENT shall notify PALOMAR and take reasonable steps to prevent any further disclosure or unauthorized use.

         (d) When the Proprietary Information is no longer required for the purposes of this Research Agreement, each RECIPIENT shall return or dispose of any tangible records of it as directed by PALOMAR.

         (e) It is agreed by PALOMAR and GENERAL that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed research or license agreement.


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3.  INFORMATION NOT COVERED It is agreed by PALOMAR and GENERAL that information shall not be deemed Proprietary Information in the event:

         (a) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of GENERAL;

         (b) it was known to GENERAL prior to the date of disclosure or becomes known to GENERAL thereafter from a third party having no obligation to PALOMAR to keep such information confidential;

         (c) it is disclosed by GENERAL in accordance with the terms of PALOMAR's prior written approval;

         (d)  it  is  disclosed  by  PALOMAR  without   restriction  on  further
disclosure;

         (e) it is independently developed by GENERAL; or

         (f) GENERAL is obligated to produce it pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that GENERAL (i) promptly notifies PALOMAR and (ii) cooperates reasonably with PALOMAR's efforts to contest or limit the scope of such order.